Exhibit 12.1

KEMPER CORPORATION AND SUBSIDIARIES

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)

	Three Months Ended March 31, 2017	Year Ended December 31,

		2016		2015		2014		2013		2012
Earnings Available for Fixed Charges
Income (Loss) from Continuing Operations before Income Taxes	$(3.5)	$3.5		$100.3		$160.2		$314.4		$122.4
Less Equity In Earnings of Equity Method Limited Liability Investments	(6.8)	(7.5)		(19.0)		(9.0)		(26.4)		(9.3)
Plus Distribution of Accumulated Earnings in Equity Method Limited Liability Investments	5.1	15.7		8.6		21.7		15.4		15.4
Plus Fixed Charges	12.5	50.2		52.2		52.9		44.3		45.1
Less Capitalized Interest	(0.5)	(0.9)		(0.7)		(1.0)		(0.9)		(1.8)

Total Earnings Available for Fixed Charges	$6.8	$61.0		$141.4		$224.8		$346.8		$171.8

Fixed Charges
Interest	$11.7	$47.8		$50.0		$50.3		$41.7		$41.4
Rental Factor	0.3	1.5		1.5		1.6		1.7		1.9
Capitalized Interest	0.5	0.9		0.7		1.0		0.9		1.8

Total Fixed Charges	$12.5	$50.2		$52.2		$52.9		$44.3		$45.1

Ratio of Earnings to Fixed Charges (a)	(b )	1.2	x	2.7	x	4.2	x	7.8	x	3.8	x

(a)	The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing (a) Income (Loss) from Continuing Operations before Income Taxes less Equity in Earnings of Equity Method Limited Liability Investments, plus Distribution of Accumulated Earnings of Equity Method Limited Liability Investments, plus fixed charges, and less capitalized interest, by (b) fixed charges. Fixed charges consist of interest on debt and a factor for interest included in rent expense. Income (Loss) from Continuing Operations before Income Taxes has the meaning as set forth in the Condensed Consolidated Statements of Operations included in our Quarterly Report on Form 10-Q for the period ended March 31, 2017. Equity in Earnings of Equity Method Limited Liability Investments and Distribution of Accumulated Earnings of Equity Method Limited Liability Investments have the meanings as set forth in the Condensed Consolidated Statements of Cash Flows included in our Quarterly Report on Form 10-Q for the period ended March 31, 2017.

(b)	Fixed charges exceeded earnings available for fixed charges by $5.7 million for the three months ended March 31, 2017.